                                      FILED UNDER RULE 424(b)(3) OF REGULATION C
                                                      SEC FILE NUMBER: 333-53157

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 2, 1998)


                                 CENTOCOR, INC.

              $460,000,000 PRINCIPAL AMOUNT OF 4 3/4% CONVERTIBLE
                        SUBORDINATED DEBENTURES DUE 2005
                  (INTEREST PAYABLE AUGUST 15 AND FEBRUARY 15)
                     -------------------------------------
                            9,338,015 COMMON SHARES
                           ($.01 PAR VALUE PER SHARE)
                            ------------------------

     The information in this Prospectus Supplement concerning the Selling Securityholders supplements the statement set forth under the caption "Selling Securityholders" in the Prospectus, as supplemented on July 9, 1998, July 16, 1998, July 29, 1998, August 4, 1998, August 11, 1998, August 18, 1998, August
24, 1998, September 1, 1998, September 3, 1998, September 15, 1998 and September 21, 1998. Capitalized terms used and not defined herein shall have the meanings given to them in the Prospectus.

                            SELLING SECURITYHOLDERS

     The information set forth under the caption "Selling Securityholders" in the Prospectus, as supplemented on July 9, 1998, July 16, 1998, July 29, 1998, August 4, 1998, August 11, 1998, August 18, 1998, August 24, 1998, September 1, 1998, September 3, 1998, September 15, 1998, and September 21, 1998, is supplemented to add the following:

                                                                              NUMBER OF
                                                                             CONVERSION
 NAME OF SELLING        AMOUNT OF DEBENTURES          PERCENT OF             SHARES THAT
SECURITYHOLDER(1)        BENEFICIALLY OWNED      OUTSTANDING DEBENTURES     MAY BE SOLD(2)
-----------------       --------------------     ----------------------     --------------
Arnold H. Simon
  Family Foundation,
  Inc.                      $  500,000                   .11%                    10,150

Credit Suisse
  First Boston
  Corporation               $  250,000                   .05%                     5,075

Navesink Equity
  Derivatives
  Fund LDC                  $3,000,000                   .65%                    60,900

 ____________________________

(1) The information set forth herein is as of September 24, 1998 and will be updated as required.

(2) Assumes conversion of the full amount of Debentures held by such holder at the initial conversion price of $49.261 per share of Common Stock. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Debentures; cash will be paid in lieu of any fractional shares.

The date of this Prospectus Supplement is September 24, 1998.